Exhibit 99(a)(1)(iii)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

Cole Credit Property Trust, Inc.
for
$7.25 Net Per Share
by

Desert Acquisition, Inc.
a wholly-owned subsidiary of

American Realty Capital Properties, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON FRIDAY, APRIL 25, 2014
(WHICH IS THE END OF THE DAY ON APRIL 25, 2014),
UNLESS THE OFFER IS EXTENDED.

March 31, 2014

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by American Realty Capital Properties, Inc., a Maryland corporation (“ARCP”), to act as the Information Agent (as defined in the accompanying Offer to Purchase) in connection with the offer by Desert Acquisition, Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of ARCP, to purchase all of the outstanding shares of common stock, par value $0.01 per share, of Cole Credit Property Trust, Inc., a Maryland corporation (“CCPT”), for a purchase price per share of $7.25 (the “Offer Price”), in cash, net to the seller, without any interest, and subject to any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 31, 2014 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal,” which, together with the Offer to Purchase, contain the terms of the Offer) enclosed with this letter.

Please furnish copies of the enclosed materials to those of your clients for whom you hold shares of CCPT common stock registered in your name or in the name of your nominee.

The Offer is not subject to any financing condition, but is conditioned upon a number of other conditions described in the section of the Offer to Purchase captioned “The Offer — Conditions to the Offer.”

Enclosed with this letter are the following documents:

1.  Offer to Purchase, dated March 31, 2014;

2.  Form of Letter of Transmittal to be used by stockholders of CCPT to tender shares, including an Internal Revenue Service Form W-9;

3.  CCPT’s Solicitation/Recommendation Statement on Schedule 14D-9;

4.  A printed letter that may be sent to your clients for whose accounts you hold CCPT common stock in your name or in the name of your nominee, with space provided for obtaining the clients’ instructions with regard to the Offer; and

5.  A return envelope addressed to DST Systems, Inc. (in such capacity, the “Depositary”) with regard to the Offer.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, APRIL 25, 2014 (WHICH IS THE END OF THE DAY ON APRIL 25, 2014), UNLESS THE OFFER IS EXTENDED.

TABLE OF CONTENTS

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 17, 2014, by and among ARCP, Merger Sub and CCPT (as it may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the making of the Offer and also provides that following the purchase of the shares of CCPT common stock that are validly tendered in response to the Offer and not validly withdrawn, and, if required, the exercise by Merger Sub of an option to purchase additional shares of CCPT common stock pursuant to the terms of the Merger Agreement, CCPT will merge with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving corporation. Each share of CCPT common stock that is outstanding immediately before the effective time of the Merger (other than shares then owned by ARCP, any ARCP subsidiary and any wholly-owned CCPT subsidiary) will, by virtue of the Merger, be canceled and converted into the right to receive an amount in cash equal to the Offer Price, without interest, less any applicable withholding taxes, as described in the Offer to Purchase.

There is no financing condition to the Offer. One condition to the Offer is that at least the number of shares that are validly tendered and not validly withdrawn, together with the shares of CCPT common stock already beneficially owned by ARCP and Merger Sub (if any), represents at least a majority of the shares of CCPT common stock outstanding as of immediately prior to the time (the “Expiration Time”) on the Expiration Date when the offer expires (the “Minimum Tender Condition”). The Minimum Tender Condition cannot be waived, and therefore, unless it is satisfied, Merger Sub will not purchase any shares that are validly tendered. There are also a number of other conditions to Merger Sub’s obligation to purchase CCPT common stock that is validly tendered in response to the Offer, including the condition that a legal opinion from CCPT’s counsel as to CCPT’s status as a real estate investment trust for federal income tax purposes shall have been delivered to ARCP, which, in addition to the Minimum Tender Condition, cannot be waived. Merger Sub has the right to waive any of the other conditions. These conditions and the principal terms of the Offer are described in the Offer to Purchase.

CCPT’s board of directors unanimously (i) authorized the execution and delivery of the Merger Agreement and declared advisable the consummation of the Offer and the Merger and the other transactions contemplated by the Merger Agreement, (ii) directed that if approval of the Merger by the CCPT stockholders is required by applicable law, the Merger and the other transactions contemplated by the Merger Agreement be submitted for consideration at a meeting of the CCPT stockholders and (iii) resolved to recommend that the CCPT stockholders accept the Offer, tender their shares of CCPT common stock pursuant to the Offer and, if required by applicable law, vote in favor of the approval of the Merger and the other transactions contemplated by the Merger Agreement.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as it is extended or amended), Merger Sub will be deemed to have accepted for payment and will pay for all shares of CCPT common stock that are validly tendered in response to the Offer, and not validly withdrawn, prior to the Expiration Time if and when Merger Sub gives oral or written notice to the Depositary of Merger Sub’s acceptance of the validly tendered CCPT common stock for payment (except that if there is a subsequent offering period, shares that are validly tendered during the subsequent offering period will be accepted when, and paid for promptly after, they are received). In all cases, payment for validly tendered shares of CCPT common stock will be made only after timely receipt by the Depositary of a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal or any customary documents required by the Depositary. Under no circumstances will interest be paid on the Offer Price, regardless of any extension of the Offer or any delay in making payment for shares.

Neither ARCP nor Merger Sub will pay any fees or commissions to any broker or dealer or other person other than Cole Capital Corporation (in such capacity, the “Information Agent”) and the Depositary in connection with the solicitation of tenders of shares of CCPT common stock in response to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

TABLE OF CONTENTS

Questions and requests for assistance or for additional copies of the enclosed materials may be directed to us at our address and telephone number set forth below and in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at Merger Sub’s expense.

Very truly yours,

Cole Capital Corporation

NOTHING CONTAINED IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS WILL RENDER YOU OR ANY PERSON THE AGENT OF ARCP, MERGER SUB, CCPT, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER THAT IS NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

The Information Agent for the Offer is:

Cole Capital Corporation
2325 E. Camelback Road, Suite 1100
Phoenix, Arizona 85016
Stockholders, Banks and Brokers may call toll free: (866) 907-2653